UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒
Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC (“SAVE”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc.  SAVE has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: The following materials were posted by S.A.V.E. Partners IV, LLC to http://www.saveusat.com:

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Shareholder Advocates for Value Enhancement (SAVE) is committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. SAVE was founded by Bradley M. Tirpak and Craig W. Thomas.

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SAVEUSAT

USAT Complaint Against SAVE

by ADMIN *on* MAY 4, 2012

SAVE filed 13D on USA Technologies (NASDAQ: USAT)

by ADMIN *on* MAY 4, 2012

Shareholder Advocates for Value Enhancement (SAVE) comments on lawsuit filed by USA Technologies, Inc Against SAVE by ADMIN *on* MAY 3, 2012

Shareholder Advocates for Value Enhancement (SAVE) comments on USA Technologies, Inc. third quarter results by ADMIN *on* MAY 2, 2012

SAVE nominates 7 Highly Qualified Professionals to the Board of Directors of USA Technologies Inc. (NASDAQ: USAT)

by ADMIN *on* APRIL 30, 2012

SAVEUSAT Disclosure

by ADMIN *on* APRIL 30, 2012

SAVE and USA Technologies Announce Settlement of Proxy Contest

by ADMIN *on* FEBRUARY 5, 2010

RiskMetrics Group Recommends USAT Shareholders Vote for SAVE's Board of Director Nominees

by ADMIN *on* DECEMBER 9, 2009

Leading Independent Proxy Advisory Firm Glass Lewis Recommends USA Technologies Shareholders Vote BLUE Proxy Card "FOR" All of Independent Shareholder Group SAVE's Board Director Nominees

by ADMIN *on* DECEMBER 3, 2009

SAVE Files Preliminary Proxy Statement Seeking Three Board Seats at USA Technologies

by ADMIN *on* NOVEMBER 19, 2009

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IN THE UNITED STATES DISTRICT COURT FOR THE
EASTERN DISTRICT OF PENNSYLVANIA

USA TECHNOLOGIES, INC.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355

Plaintiff,

v.

BRADLEY M. TIRPAK
50 Orchard Street, Apt. 5
New York, New York 10002

CRAIG W. THOMAS
7, North Street
Greenwich, Connecticut 06830

JOHN S. IOANNOU
437 Huntington Road
Union, New Jersey 07083

AJOY H. KARNA
5849 Colhurst Street
Dallas, Texas 75230

RODMAN K. REEF
218 Larchmont Avenue
Larchmont, New York 10538

ANDREW SALISBURY
762 W. Wesley Road
Atlanta, Georgia 30327

GEORGE WALLNER
17 North Hibiscus Drive
Miami Beach, Florida 33139

S.A.V.E. Partners IV, LLC
500 West Putnam Avenue, Suite 400
Greenwich, Connecticut 06830

LOCKE PARTNERS I LLC
500 West Putnam Avenue, Suite 400
Greenwich, Connecticut 06830,

Defendants.

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :	Civil Action No. 12-_________

VERIFIED COMPLAINT FOR INJUNCTIVE RELIEF

Plaintiff USA Technologies, Inc. (“USAT” or the “Company”), through its undersigned counsel, for its Complaint against Defendants, avers as follows:

SUMMARY AND NATURE OF THE ACTION

This lawsuit is about a contested election for control of USAT, a publicly-traded company, and Defendants’ improper attempt to taint the incumbent board with a campaign of misinformation. Defendants have already issued a press release on April 30, 2012 that is fraught with derogatory, false and misleading statements in violation of the Non-Disparagement provision in the parties’ May 19, 2011 Settlement Agreement and the federal securities laws. Without immediate injunctive relief, Defendants will be mailing later today to the shareholder electorate – largely small, retail investors – what is likely to be similarly false and misleading statements and omissions that will once again violate the Non-Disparagement agreement and the securities laws.

There would be no harm to Defendants by delaying this mailing until such time as the Court can hold a hearing on these claims. The election is not scheduled to occur until June 28, 2012. There is nothing requiring Defendants to mail today. In sharp contrast, if Defendants are allowed to proceed with their imminent, planned mailing, the harm to the Company and its shareholders will be profound and irreparable, as no fair election will be able to take place. It will not be possible to unring the bell – the retail investors’ view of the incumbent board will be unfairly tainted in a way that cannot later be remedied. That plaintiff is seeking injunctive relief should come as no surprise. Such relief is commonly granted in corporate control contests where, as here, a candidate or slate of candidates engages in a campaign of misinformation. Moreover, the parties’ May 19, 2011 Settlement Agreement expressly provides (¶  11) that USAT shall “be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof’ and that Defendants “will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.”

Defendants have commenced a proxy contest to seek election of the seven individual Defendants to the Company’s Board of Directors at its 2012 Annual Meeting. They are fighting to seize control of the Company for themselves and displace the current Board, which is comprised of nine capable and experienced directors, seven of whom are independent as defined by NASDAQ regulations. Essentially, Defendants are seeking a hostile takeover of the Company, but have not offered any change of control premium to its shareholders.

Although this proxy contest has just begun, Defendants have already engaged in unlawful conduct to influence the Company’s shareholders and gain an unfair advantage for themselves. On April 30, 2012, they issued a press release in the form of an “open letter” to the Company’s shareholders that repeatedly and egregiously violated the express terms of a non-disparagement provision in a Settlement Agreement that Defendants Tirpak, Thomas and SAVE entered into with the Company less than a year ago, on May 19, 2011. In that Agreement, the parties unambiguously agreed as follows:

[We] will not express, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to: (a) the Company and/or its directors, officers, executives, management, employees, agents, representatives and auditors concerning any action taken or statement made by any of them prior to the date of this Agreement [May 19, 2011]. (emphasis added)

This non-disparagement agreement has no termination date, so it still applies today. It was the single most important provision in the parties’ Settlement Agreement.

Defendants’ press release also contains numerous materially false and misleading statements and material omissions that were intended to mislead shareholders and the market at large, and therefore violates the federal securities laws. Also, Defendants filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) that fails to disclose certain material information that was required to be disclosed under the securities laws.

Injunctive relief is required to ensure that Defendants do not benefit in the proxy contest from the unlawful and wrongful conduct in which they have already engaged. This action seeks, among other things, an order: (1) enjoining Defendants and anyone acting on their behalf from disseminating any further communications that violate the non-disparagement provision of the May 19, 2011 Settlement Agreement; (2) enjoining Defendants and anyone acting on their behalf from disseminating any further false and misleading statements and omissions in connection with the proxy contest; (3) compelling Defendants to immediately correct the materially false and misleading statements and omissions in their April 30, 2012 press release; (4) enjoining Defendants from voting their shares in the forthcoming Board election at the 2012 Annual Meeting; and (5) requiring Defendants Tirpak, Thomas and SAVE to pay the Company’s counsel fees, costs and expenses in this action, pursuant to paragraph 6 of the May 19, 2011 Settlement Agreement.

JURISDICTION AND VENUE

1.             This Court has jurisdiction over this matter pursuant to 15 U.S.C. § § 78aa, 78m(d)(3), 78n(a), and 28 U.S.C. § 1331, and also pursuant to 28 U.S.C. § 1332.

2.             Venue is proper in this judicial district pursuant to 28 U.S.C. § 1391(a)(2), (a)(3), (b)(2), (b)(3) and (c).

PARTIES

3.             Plaintiff USA Technologies, Inc. is a Pennsylvania corporation with its principal place of business located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355. It is a public company engaged in, inter alia, providing networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company is a leading provider of technology-enabled solutions that facilitate electronic payment transactions and value-added services within the unattended point of sale market.

4.             Defendant Bradley M. Tirpak (“Tirpak”) is a citizen of the United Kingdom who resides at 50 Orchard Street, Apt. 5, New York, NY. He is a founder, member and leader of a group he formed with the self-laudatory moniker of Shareholder Advocates for Value Enhancement (“SAVE”). Tirpak was placed on USAT’s Board of Directors on February 4, 2010, and resigned from the Board on March 2, 2012. Tirpak is a shareholder of USAT.

5.             Defendant Craig W. Thomas (“Thomas”) is a citizen of Connecticut. He is co-founder of SAVE. Thomas is also a shareholder of USAT.

6.             Defendant John S. Ioannou is a citizen of New Jersey. He does not own shares in the Company.

7.             Defendant Ajoy H. Karna is a citizen of Texas. He does not own shares in the Company.

8.             Defendant Rodman K. Reef is a citizen of New York. He does not own shares in the Company.

9.             Defendant Andrew Salisbury is a citizen of Georgia. He does not own shares in the Company.

10.           Defendant George Wallner (“Wallner”) is a citizen of Florida. He does not own shares in the Company.

11.           Defendant S.A.V.E. Partners IV, LLC (“SAVE”) is a Delaware limited liability company.

12.           Defendant Locke Partners I LLC is a Delaware limited liability company which serves as the managing member of SAVE.

FACTUAL BACKGROUND

A.	Tirpak’s, Thomas’s and SAVE’s 2009 Proxy Contest

13.           In the Fall of 2009, defendants Tirpak and Thomas, acting on behalf of themselves and their group (SAVE), initiated a proxy contest in an effort to secure seats on the Company’s Board for Tirpak and two other SAVE members, Peter Michel and Alan Gotcher.

14.           Multiple disputes arose during that proxy contest between the Company, on the one hand, and Tirpak, Thomas and SAVE, on the other. Ultimately, litigation was filed on December 14, 2009 in this Court by Tirpak and Thomas “d/b/a Shareholder Advocates for Value Enhancement” against the Company and its directors. Tirpak, et al. v. USA Technologies, Inc., et al., No. 09-5920-TJS (E.D. Pa.).

15.           Tirpak and Thomas alleged that the Company and its directors acted wrongfully in adjourning the Annual Meeting originally scheduled for December 15, 2009. The Company and its directors filed a counterclaim alleging that Tirpak, Thomas and SAVE had purposely engaged in a materially false and misleading proxy solicitation, and thereby violated the securities laws.

B.	The First Settlement Agreement

16.           The parties resolved the litigation through a Settlement Agreement dated February 4, 2010 (“First Settlement Agreement”). Pursuant to the First Settlement Agreement, Tirpak was appointed to the Board as a Class II director, with a term expiring at the 2012 Annual Meeting. Another SAVE member, Peter Michel, was appointed to the Board as a Class I director, with a term expiring at the 2011 Annual Meeting.

C.	The Second Settlement Agreement

17.           Thereafter, in early 2011, further disputes arose between the Company and Tirpak, Thomas and SAVE. Tirpak and SAVE nominated SAVE member Alan Gotcher to serve on the Board, and the Company disputed SAVE’s entitlement to place a third SAVE member on the Board.

18.           The parties resolved the foregoing dispute through a “Second Settlement Agreement” dated May 19, 2011, attached hereto as Exhibit “A.” The Second Settlement Agreement was entered into by the Company, through its directors, and was also entered into by Defendants Tirpak, Thomas, and SAVE, and also Peter Michel and Alan Gotcher.

19.           The Fall 2009 proxy contest had been marked by vigorous public attacks by the parties on one another, which all parties recognized was not in the overall best interests of the Company and its shareholders. In light of that background, and also the distinct possibility that there might be additional proxy contests involving SAVE in the future, a critically-important element of the Second Settlement Agreement was a very broad, mutual and permanent “Non-Disparagement” provision. This sweeping provision expressly prohibits the parties from making “any disparaging or unfavorable remarks, comments or criticisms” about any of the other parties “concerning any action taken or statement made by any of them prior to the date of this Agreement [May 19, 2011].” The full provision is set forth below:

9. Non-Disparagement. Each party to this Agreement agrees that he and it will not express, orally or in writing, any disparaging or unfavorable  remarks, comments or criticisms with regard to: (a) the Company and/or  its directors, officers, executives, management, employees, agents,  representatives and auditors concerning any action taken or statement  made by any of them prior to the date of this Agreement, including but not limited to any position taken or expressed, orally or in writing, with regard to the parties’ settlement negotiations and the Company’s public disclosures concerning the nature and number of its connections to the network; or (b) SAVE, Thomas, Tirpak and/or Michel concerning any action taken or statement made by any of them prior to the date of this Agreement, including but not limited to any position taken or expressed, orally or in writing, with regard to the parties’ settlement negotiations and the Company’s public disclosures concerning the nature and number of its connections to the network. Each party to this Agreement further agrees  that he and it will refrain from engaging in any publicity or any other  activity that damages or impairs, or could damage or impair, the business,  goodwill or reputation of the Company and its directors, officers,  executives, management, employees, agents, representatives or auditors or of SAVE, Thomas, Tirpak and Michel concerning any action taken or  statement made by any of them prior to the date of this Agreement, including but not limited to any position taken or expressed, orally or in writing, with regard to the parties’ settlement negotiations and the Company’s public disclosures concerning the nature and number of its connections to the network. Nothing in this Section 10 shall prohibit or restrict any member of the SAVE Group or any of the Company Released parties from (a) exercising his rights and fiduciary duties as a director of the Company, (b) voting all of his voting securities of the Company in his discretion, (c) complying with any disclosure obligations under the rules and regulations of the SEC or other securities laws, or (d) to the extent the Company or the SAVE Group seeks to take any actions to amend, modify or repeal any of the provisions set forth in this Agreement (including any of the By-Law amendments attached hereto), taking any action, either as a director or a shareholder, otherwise prohibited by the foregoing with respect to such action. (emphasis added)

20.           The foregoing “Non-Disparagement” provision establishes a bright demarcation line – May 19, 2011 – and broadly prohibits any “disparaging or unfavorable remarks, comments or criticisms” about the actions or statements prior to that date by any settling party. Moreover, this Non-Disparagement provision has no termination date – it continues indefinitely. Also, the members of the SAVE Group represented in the Second Settlement Agreement that “[t]his Agreement has been duly and validly authorized, executed and delivered by each member of the SAVE Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.”

21.           Since the parties had already endured two federal court lawsuits involving one another and were entering into their second settlement agreement in little over a year, they sought to ensure compliance with the settlement terms they had agreed upon by including: (a) a paragraph providing for specific performance and injunctive relief; and (b) a paragraph providing for imposition of attorneys’ fees and costs against a breaching party.

22.           Paragraph 11 of the Second Settlement Agreement states as follows:

11. Specific Performance. Each of the members of the SAVE Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the SAVE Group, on the one  hand, and the Company, on the other hand, shall each be entitled to  specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action,  directly or indirectly, in opposition to the party seeking relief on the  grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or  posting of any bond in connection with such remedy. In the event any party brings an action to enforce any of the terms of this Agreement, such action shall only be brought in the United States District Court for the Eastern District of Pennsylvania. (emphasis added)

23.           Paragraph 6 of the Second Settlement Agreement provides, in pertinent part, as follows:

If any party to this Agreement brings an action or other legal proceeding with respect to this Agreement against another party to this Agreement, the party that is found to have been in violation of this Agreement shall be responsible for all fees and expenses (including attorneys’ fees, costs and expenses) incurred by the prevailing party.

D.	The Third Settlement Agreement

24.           On March 2, 2012, a “Third Settlement Agreement” was entered into between the Company, Tirpak, Thomas and SAVE. A copy of the Third Settlement Agreement is attached hereto as Exhibit “B”. Pursuant to that Agreement, Tirpak immediately resigned from the Board, and the Company agreed to hold the 2012 Annual Meeting no later than June 30, 2012.

25.           Significantly, Paragraph 12(b) of the Third Settlement Agreement expressly provides that the prior two Settlement Agreements “shall remain in full force and effect, binding and enforceable against the parties thereto, and nothing contained therein shall be construed as amending, modifying or superseding any terms, provisions, or obligations under the Prior Settlement Agreements.”

26.           Thus, the “Non-Disparagement” provision of the Second Settlement Agreement remains in full force and effect.

E.	Defendants’ 2012 Proxy Contest

27.           On April 13, 2012, less than six weeks after execution of the Third Settlement Agreement and Tirpak’s resignation from the Board, Tirpak sent notice to the Company that he, Thomas and five other SAVE nominees intended to run for election to the Board at the 2012 Annual Meeting.

F.	Defendants’ April 30, 2012 Press Release

28.           On April 30, 2012, Defendants issued a press release in the form of an “open letter” to the Company’s shareholders. A copy of the press release is attached hereto as Exhibit “C”. The press release is reproduced and maintained on SAVE’s internet website, www.saveusat.com.

1.	Derogatory Material Misstatements And Omissions About The Company And Its Current Directors

29.           The April 30, 2012 press release flagrantly violated the “Non-Disparagement” provision of the Second Settlement Agreement by making false and misleading statements about pre-May 19, 2011 conduct in order to denigrate the Company and certain of its directors, and to induce the Company’s shareholders to vote for Defendants while misleading the shareholders about all of the positive developments at the Company and also about the Defendants’ purported qualifications.

30.           Contrary to Defendants’ explicit agreement not to express “any disparaging or unfavorable remarks, comments or criticisms” with regard to the Company, its directors and officers for “any action taken or statement made by any of them prior to the date of this Agreement [May 19, 2011]”, the press release is replete with criticisms of conduct dating back to “August 1999”; “the past five fiscal years”; and “the past two years.”

31.           Defendants’ materially false and misleading statements and omissions cover a wide range of critical topics.

32.           Defendants assert in the press release that “[t]he Board approved four securities offerings from March 2010 to March 2011, and shareholders have been diluted by over 43% in the past two years.”

33.           In fact, during that period, the Company conducted three securities offerings, not four, and shareholders were not diluted by 43%. Moreover, Defendants neglect to mention that, by raising substantial needed capital on favorable terms that was put to good use, the offerings were highly beneficial to the Company.

34.           Defendants’ press release also improperly impugns the selection of Stephen Herbert as CEO, stating that “[r]ather than bring in an outside candidate to energize the business and represent a new direction, the Board appointed Mr. Herbert to the role of CEO.”

35.           Rather than disclose that the Company’s share price has increased by 50% since Mr. Herbert became CEO, however, Defendants’ press release goes back in time and states that, since Mr. Herbert first joined the management of the Company in 1999, “the Company has accumulated net losses each fiscal year, totaling more than $175 million,” and “the Company’s stock price has declined over 99%.”

36.           Defendants’ press release also denigrates USAT director Douglas Lurio in misleading fashion. The press release suggests that Mr. Lurio has improperly “billed the Company over $2,300,000 through his small law firm during the past five fiscal years,” but omits that the Company has no in-house lawyers and that the services provided by Mr. Lurio throughout that period were valuable and necessary to the Company, were approved by the Audit Committee, and were billed at well below prevailing market rates.

2.	Other Material Misstatements And Omissions

37.           Defendants claim in their press release that the misconduct of the CEO prior to Mr. Herbert “has cost the Company $886,000 in severance payments and other expenses to date.”

38.           However, Defendants fail to state that more than $100,000 of the expenses incurred by the Company were necessitated by a related investigation of Tirpak, and that Tirpak’s unreasonable refusal to cooperate with that investigation significantly increased those expenses. Defendants also fail to note that the Company acted swiftly and decisively to replace the former CEO when it learned of his misconduct.

39.           Defendants’ press release also contains material misstatements and omissions about their own director nominees. Defendants tout their “extremely well-qualified candidates for the Board.” The person who is featured most prominently is George Wallner, the founder of a publicly-held company, Hypercom Corporation. According to the press release, Wallner “has extensive industry knowledge and experience.”

40.           However, Defendants’ press release fails to mention that, while Wallner ran Hypercom: (a) the stock price materially trailed both its peer group and the overall market; (b) the stock price dropped precipitously from $16 per share when Wallner took Hypercom public in 1997 to just $4-5 per share when he left the Company in 2003; (c) operating results declined; (d) Hypercom defaulted on its debt, took large impairment charges on a 2000 acquisition, restated financial results, and sold stock at below-market prices; (e) Hypercom gave no-interest loans totaling $750,000 to Wallner and his brother, which would be a violation of the Sarbanes-Oxley Act if done today; (f) Hypercom leased a building owned by Wallner and his brother; and (g) Hypercom had a staggered board, no nominating committee, and a conflicted “independent” director.

41.           Defendants’ press release also fails to mention that two of the other allegedly “extremely well-qualified” nominees, Defendants Tirpak and Thomas, through Defendant SAVE, gained control of a publicly traded company, Direct Insite, in early 2011. SAVE acquired virtually all its stock in the first half of 2011 for an average cost of 93 cents per share; the stock subsequently dropped and currently trades at just 67 cents. In addition, in 2010, Direct Insite posted an operating profit of $850,000 and net income of $1 million on revenues of $9 million. In 2011, the year Defendants Tirpak and Thomas took control, Direct Insite’s revenue fell 5.4% to $8.6 million and the company reported an operating loss of $700,000 and net loss of $2.7 million, due in part to severance paid to the former CEO, proxy costs paid to SAVE, and a $1.84 million tax reserve.

42.           Defendants claim in the press release that they “have a strong business plan to invigorate the Company,” and “a business plan to improve the profitability” of the Company. Defendants fail to mention that, during his two full years on the Company’s board, Tirpak never once offered a constructive business plan on how to improve the Company.

G.	Defendants’ Schedule 13(d) Violation

43.           On April 13, 2012, Defendant Tirpak sent the Company a notice (the “Notice,” attached hereto as Exhibit “D”) of Tirpak’s intention to nominate himself and the other individual Defendants for election to the Company’s Board at the 2012 Annual Meeting.

44.           In the Notice, which was not disseminated to shareholders or otherwise publicly filed, Tirpak stated that SAVE had entered into a memorandum of understanding with one of the nominees, Defendant Wallner, providing, inter alia, that the Company would engage Wallner as a consultant for a three-year period and that Wallner would receive approximately 400,000 stock options as compensation for such services.

45.           Having acquired ownership of more than 5% of the Company’s common stock, Defendants were required under the Securities Exchange Act of 1934 (“Exchange Act”) to file a Schedule 13D with the SEC providing various categories of information, including “Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.”

46.           On April 26, 2012, Defendants filed their Schedule 13D with the SEC. A copy of the Schedule 13D is attached hereto as Exhibit “E”.

47.           Item 6 of the Schedule 13D required Defendants to disclose all “contracts, arrangements, understandings or relationships” among Defendants with respect to USAT’s securities.

48.           Defendants’ Schedule 13D not only failed to disclose the consulting agreement with Wallner, but also falsely stated that there were no contracts, arrangements, understandings, or relationships among them other than those disclosed.

COUNT I – Breach of Contract against Defendants Tirpak, Thomas and SAVE

49.           Plaintiff incorporates herein by reference the allegations in paragraphs 1 - 48.

50.           The statements made by Tirpak, Thomas and SAVE in their April 30, 2012 press release clearly violate the “Non-Disparagement” provisions of the Second Settlement Agreement.

51.           The dissemination of the above-quoted statements disparaging and criticizing the Company and its directors with respect to actions taken before May 19, 2011 has given Tirpak, Thomas and the other Defendants an unfair and significant advantage in the proxy contest. Unlike them, the Company has carefully abided by the Non-Disparagement provision during this proxy contest, and will continue to do so.

52.           Defendants’ violation of the Non-Disparagement agreement has caused and will continue to cause irreparable harm to the Company, which has no adequate remedy at law.

53.           On information and belief, the Company alleges that Defendants intend to disseminate as early as May 3, 2012, additional communications to shareholders that violate the Non-Disparagement agreement.

54.           Emergency injunctive relief is necessary to prevent Tirpak, Thomas and the other Defendants, and anyone acting on their behalf, from committing any further breaches of the Non-Disparagement provision during the proxy contest.

55.           As set forth above, the parties stipulated in paragraph 11 of the Second Settlement Agreement that, in the event of a breach of the Agreement, the non-breaching party would suffer irreparable injury and would thus be entitled to injunctive relief.

56.           Tirpak, Thomas and the other Defendants should not be allowed to benefit from their wrongful conduct in the proxy contest. Accordingly, the Court should require them to immediately remove the April 30, 2012 press release from the SAVE website and not disseminate it any further to anyone.

COUNT II – Violations of Section 14(a) of the Securities Exchange Act of 1934

57.           Plaintiff incorporates herein by reference the allegations in paragraphs 1 - 56.

58.           Defendants’ press release was disseminated in connection with the solicitation of proxies and is subject to regulation under Section 14 of the Exchange Act. Among other things, Section 14 and the rules promulgated thereunder regulate proxy solicitations. Specifically, SEC Rule 14a-9 applies to Defendants’ press release and provides that “[n]o solicitation...shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading...”.

59.           As described above, Defendants’ press release contains numerous materially false and/or misleading statements and omits material facts in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9.

60.           The materially false and misleading misstatements and omissions in Defendants’ press release were made with at least a negligent state of mind, as required under Section 14(a) of the Exchange Act and SEC Rule 14a-9.

61.           If left uncorrected, the materially false and misleading misstatements and omissions in Defendants’ press release will deprive USAT’s shareholders of the opportunity to make informed voting decisions with respect to the upcoming Board election based on the materially accurate information they are entitled to receive in connection with the upcoming Annual Meeting. Accordingly, both USAT and its shareholders will be irreparably harmed.

62.           Defendants’ violation of the securities laws has caused and will continue to cause irreparable injury to USAT, which has no adequate remedy at law.

63.           Accordingly, USAT is entitled to: (a) a declaration that Defendants’ press release violates Section 14(a) of the Exchange Act and SEC Rule 14a-9; (b) an order requiring Defendants to correct by public means the material misstatements and omissions in their press release; and (c) a permanent injunction preventing Defendants from making any additional material misstatements or omitting material information in connection with, or otherwise related to, the proxy contest relating to the 2012 Annual Meeting.

COUNT III – Violation of Section 13(d) of Securities Exchange Act of 1934

64.           Plaintiff incorporates herein by reference the allegations in paragraphs 1 - 63.

65.           Defendants’ failure to disclose Defendant Wallner’s consulting agreement in the Schedule 13D they filed violates Section 13(d) of the Exchange Act, 15 U.S.C. § 78m(d), and Rule 13d-101.

REQUEST FOR RELIEF

WHEREFORE, USAT prays for a judgment against Defendants as follows:

(a)           declaring that Defendants’ press release violates the May 19, 2011 Second Settlement Agreement;

(b)           declaring that Defendants’ press release violates Section 14(a) of the Exchange Act and SEC Rule 14a-9;

(c)           declaring that Defendants’ Schedule 13D filed with the SEC violates Section 13(d) of the Exchange Act;

(d)           ordering Defendants to correct by public means their material misstatements and omissions in their press release, and to file with the SEC supplemental disclosures that comply with Section 14(a) the Exchange Act and SEC Rule 14a-9;

(e)           ordering Defendants to immediately remove the press release from the SAVE website and refrain from any further dissemination of it to anyone;

(f)           ordering Defendants to correct by public means their failure to disclose the Wallner Consulting Agreement in the Schedule 13D they filed with the SEC, and to file with the SEC supplemental disclosures that comply with Section 13(d) of the Exchange Act;

(g)           preliminarily and permanently enjoining Defendants and all those acting in concert with them from voting their shares at the 2012 Annual Meeting;

(h)           ordering Defendants to make full, complete and accurate disclosures to USAT’s shareholders in advance of the 2012 Annual Meeting at which USAT’s shareholders will be asked to vote for election to Board membership;

(i)           preliminarily and permanently enjoining Defendants from disseminating any additional materially false and/or misleading statements or omissions;

(j)           preliminarily and permanently enjoining Defendants from disseminating any further oral or written communications that violate the terms of the Non-Disparagement provision in the May 19, 2011 Second Settlement Agreement;

(k)           awarding USAT its attorneys’ fees and costs incurred in connection with this lawsuit, as provided by Paragraph 6 of the May 19, 2011 Second Settlement Agreement; and

(l)           granting USAT such other and further relief as this Court may deem just and proper.

Dated; May 3, 2012	Respectfully submitted,

/s/ Geoffrey A. Kahn
David H. Pittinsky Geoffrey A. Kahn Burt M. Rublin John C. Grugan Evan W. Krick BALLARD SPAHR LLP 1735 Market Street Philadelphia, Pennsylvania 19103 Telephone No.: 215-665-8500

Attorneys for Plaintiff USA Technologies, Inc.

Of Counsel:
Adam. H. Offenhartz
Aric H. Wu
GIBSON, DUNN & CRUTCHER LLP
200 Park Avenue
New York, New York 10166-0193
Telephone No.: 212-351-3820

VERIFICATION

I, Stephen P. Herbert, hereby verify that I am Chairman and Chief Executive Officer of USA Technologies, Inc., the Plaintiff in this action, that I have read the foregoing Complaint, and that the statements made in the foregoing Complaint are true and correct to the best of my knowledge, information and belief. Pursuant to 28 U.S.C. Section 1746, I declare under penalty of perjury that the foregoing is true and correct.

Dated: May 2, 2012	/s/ Stephen P. Herbert
Stephen P. Herbert

*  *  *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

S.A.V.E. Partners IV, LLC, a Delaware limited liability company (“SAVE”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes in connection with the solicitation of proxies for the election of individuals to the Board of Directors of USA Technologies, Inc. (the “Company”) at the 2012 annual meeting of shareholders of the Company.

SAVE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO. LLC, TOLL-FREE AT (800) 607-0088, BANKS AND BROKERS CALL COLLECT AT (203) 658-9400 OR EMAIL INFO@SAVEUSAT.COM.

The participants in the proxy solicitation are SAVE, Locke Partners I LLC (“Locke”), John S. Ioannou, Ajoy H. Karna, Rodman K. Reef, Andrew Salisbury, Craig W. Thomas, Bradley M. Tirpak, George Wallner, James W. Stuckert, Diane V. Stuckert, James W. Stuckert Revocable Trust U/A DTD 2/10/86 Amended & Restated 2/7/07 (the “JWS Trust”) and Diane V. Stuckert Revocable Trust U/A DTD 8/7/03 (the “DVS Trust”) (collectively, the “Participants”).

As of the close of business on May 3, 2012, SAVE owned directly 2,398,609 shares of Common Stock of the Company.  Locke, as the managing member of SAVE, may be deemed to beneficially own the 2,398,609 shares of Common Stock directly owned by SAVE  Each of Messrs. Tirpak and Thomas, as co-managing members of Locke, may be deemed to beneficially own the 2,398,609 shares of Common Stock directly owned by SAVE.

As of the close of business on May 3, 2012, Mr. Tirpak directly owned 134,130 shares of Common Stock and 1,000 shares of Series A Convertible Preferred Stock of the Company, convertible into 10 shares of Common Stock.

As of the close of business on May 3, 2012, the JWS Trust owned directly 200,000 shares of Common Stock, the DVS Trust owned directly 300,000 shares of Common Stock and Mr. Stuckert owned directly 12,000 shares of Common Stock.  Mr. Stuckert may be deemed to beneficially own the 200,000 shares of Common Stock directly owned by the JWS Trust and Mrs. Stuckert may be deemed to beneficially own the 300,000 shares of Common Stock directly owned by the DVS Trust.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the securities of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such securities except to the extent of his, her or its pecuniary interest therein.